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                                                                    EXHIBIT 8.2

                                  June 4, 1996



Essex Portfolio, L.P.
Essex Property Trust, Inc.
777 California Avenue
Palo Alto, CA 94304

Ladies and Gentlemen:

         We have acted as counsel for Essex Portfolio, L.P. (the "Partnership"), a California limited partnership, and Essex Property Trust, Inc. (the "General Partner"), a Maryland corporation and the general partner of the Partnership, in connection with the shelf registration statement file no. 333-2054 (the "Registration Statement") and certain federal income tax matters relating to the Partnership and the General Partner.

         You have requested our opinion as to whether, since the effective date of the Registration Statement, the Partnership has been classified as a partnership for federal income tax purposes rather than an association or a publicly traded partnership taxable as a corporation.

         In rendering our opinion, we have relied on the following documents (the "Reviewed Documents"):

         1. The Agreement of Limited Partnership of the Partnership (the "Partnership Agreement");

         2. The Articles of Incorporation of the General Partner dated March 11, 1994, and the amendments thereto to date;

         3. The Registration Statement;

         4. Representations made by the General Partner to Morrison & Foerster LLP in a letter dated May 31, 1996 concerning the operation of the Partnership; and
         5. Such other documents as may have been presented to us by the General Partner from time to time.

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Essex Portfolio, L.P.
Essex Property Trust, Inc.
June 4, 1996
Page Two

         In general, the Internal Revenue Service and the courts have held that an association of investors organized as a partnership may be taxed as a corporation of the corporate characteristics of the entity are such that the entity more nearly resembles a corporation than a partnership or trust. In addition, the regulations state that a limited partnership will be treated as a partnership for federal income tax purposes unless more than two of the following four "major corporate characteristics" exist: (i) limited liability;
(ii) free transferability of interests; (iii) centralization of management; and
(iv) continuity of life. Treasury Regulations Section 301.7701-2(a)(3). We have concluded, based on the Reviewed Documents and on certain assumptions set forth below, that the Partnership has no more than two of the four major corporate characteristics. Therefore, we are of the opinion that, the Partnership is classified for federal income tax purposes as a partnership rather than as an association taxable as a corporation.

         Section 7704 of the Code provides that a publicly traded partnership is taxable as a corporation, unless for each year of the partnership's existence at least 90 percent of its gross income consists of certain types of passive income. A publicly traded partnership is a partnership the interests in which are traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent thereof). Treasury Regulations promulgated pursuant to Code Section 7704 provide that interests in a partnership will not be treated as readily tradable on a secondary market (or the substantial equivalent thereof) if (i) all of the interests in the partnership were issued in a transaction or transactions not registered under the Securities Act of 1933; and (ii) the partnership does not have more than 100 partners at any time. Because the interests in the Partnership were not issued in a registered transaction, and the General Partner has represented that the Partnership has at all times had fewer than 100 partners, we are of the opinion that the Partnership does not constitute a publicly traded partnership taxable as a corporation.

         In forming our opinion, we have assumed the authenticity of original documents relied upon, the accuracy of copies and the genuineness of signatures. We have assumed that (i) the Partnership has an objective to carry on business for profit and divide the gains therefrom; (ii) on the date of this opinion and at all times in the future, the Partnership is and will continue to be a limited partnership; (iii) on the date of this opinion and at all times in the future, the General Partner is and will continue to be a general partner of the Partnership; (iv) the Partnership has taken, and will in the future continue to take, all actions necessary under the laws of California (and any other applicable jurisdiction) to permit it to conduct business in those states as a partnership as contemplated by the Partnership Agreement; and (v) the Partnership and the General Partner will be operated in accordance with the terms and provisions of the Partnership
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Essex Portfolio, L.P.
Essex Property Trust, Inc.
June 4, 1996
Page Three

and the Company's Articles of Incorporation, respectively, as well as in the manner described in the Registration Statement. Further, we have assumed that the Partnership Agreement has been duly executed and the Certificates of Limited Partnership of the Partnership have been duly executed and filed.

         With respect to the representations of the General Partner as to the operations of the Partnership, which we have relied upon, we note that the tax consequences addressed herein may depend upon the actual occurrence of events in the future, which events may or may not be consistent with such representations. While we have reviewed such representations to ensure that they appear reasonable, we have no assurance that these expectations will ultimately prove to be accurate. To the extent the facts differ from those relied on herein, our opinion should not be relied upon.

         Our opinion is based on existing provisions of the Code, rules and regulations thereunder, and judicial and administrative interpretations thereof, which are subject to change, possibly retroactively. Furthermore, changes in the statutes and regulations are continually being proposed. If enacted, such proposals could alter the opinion expressed herein. Moreover, an opinion of counsel is not binding on the Internal Revenue Service or on any court, and no assurance can be given that the Internal Revenue Service or the courts would take a position consistent with the opinion set forth herein. In issuing this opinion, we have taken into account Treasury Regulation Section 1.701-2.

         This opinion is furnished to you solely for your benefit and for use in connection with the Registration Statement and may not be used for any other purpose without prior written consent. This opinion is limited to the matters expressly set forth herein and no opinion is to be implied or may be inferred beyond the matters expressly so stated. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement filed by the Company. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                  Very truly yours,


                                                  /s/ Morrison & Foerster LLP
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                           ESSEX PROPERTY TRUST, INC.
                              777 California Avenue
                               Palo Alto, CA 94304



                                 May 31, 1996



Morrison & Foerster LLP
345 California Street
San Francisco, CA  94104
ATTN:  Michael Powlen


         Re:      Essex Portfolio, L.P.,
                  a California Limited Partnership


Ladies and Gentlemen:

         In connection with your issuance of an opinion concerning the classification of Essex Portfolio, L.P. (the "Partnership"), a California limited partnership, as a partnership for federal income tax purposes rather than as an association or a publicly traded partnership taxable as a corporation, Essex Property Trust, Inc. ("General Partner"), a Maryland corporation and the general partner of the Partnership, makes the following representations of fact:

         1. The Partnership is organized and operated under the California Revised Limited Partnership Act and has at all times been operated in accordance with the Partnership's Agreement of Limited Partnership, dated as of March 15, 1994 (the "Partnership Agreement").

         2. To the best of my knowledge, at all times since formation of the Partnership, limited partners in the Partnership ("Limited Partners") have not individually or in the aggregate owned, directly, indirectly or constructively under Sections 267(b) or 707(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), more than 5% of the equity ownership of General Partner or its affiliates. During the term of the Partnership it is not expected that Limited Partners will at any time, individually or in the aggregate, own, directly, indirectly or constructively under Sections 267(b) or 707(b)(1) of the Code, more than 25% of the equity ownership of General Partner or its affiliates.

         3. General Partner exercises its decision-making authority under the Partnership Agreement independently of the Limited Partners. General Partner is not and will not be an
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Morrison & Foerster
May 31, 1996
Page Two

agent of, and is not and will not be directly or indirectly controlled by, any of the Limited Partners.

         4. General Partner exercises its sole and absolute discretion in an independent manner in approving or denying transfers of limited partnership interests. No side agreement or tacit understanding exists or will exist that would impair General Partners' sole and absolute discretion in this regard. Moreover, General Partner intends to approve a transfer of a limited partnership interest in the Partnership only if the proposed transferee meets strict investment criteria established by General Partner. General Partner believes this representation imposes a meaningful restriction on the transferability of limited partnership interest, in light of the current capital market for real estate limited partnership interests.

         5. General Partner takes such steps as it determines to be advisable or necessary in order to preserve the tax status of the Partnership as an entity not taxable as a corporation. Such steps include, without limitation, prohibiting any amendment to the Partnership Agreement which would (a) allocate to General Partner less than a 1% share of each item of partnership income, loss, deduction and credit, (b) liberalize the transfer restrictions in the Partnership Agreement, or (c) prevent the Partnership from legally terminating and dissolving upon the withdrawal, adjudication of bankruptcy or dissolution and liquidation of the General Partner, unless the Limited Partners unanimously consent in writing to continue the Partnership and admit one or more general partners.

         6. The Partnership has and will have fewer than 100 partners at all times during the term of the Partnership.

                                         ESSEX PROPERTY TRUST, INC.


                                         By: /s/ MICHAEL J. SCHALL
                                            ------------------------------------
                                                 Michael J. Schall
                                         Its: Executive Vice President and Chief
                                              Financial Officer